Exhibit 99.1

news release

November 4, 2009	For Immediate Release

Employers Holdings, Inc. Reports Third Quarter Earnings, Declares Fourth Quarter Dividend and Announces 2010 Stock Repurchase Plan

Key Highlights
(Comparisons refer to the prior-year third quarter unless otherwise stated)

•	Increase in net premiums earned of 34%
•	Three month book value per share growth of 9.3% to $20.74 and 19% book value per share growth since December 31, 2008
•	Contingent profit commission from LPT of $14.1 million resulting in a negative commission expense of $1.3 million
•	Favorable prior accident year development of $10.4 million in the third quarter and $39.6 million in the first nine months
•	Stable portfolio fair market value of $2.1 billion with a tax equivalent yield of 5.6% at September 30, 2009

Reno, Nevada—November 4, 2009—Employers Holdings, Inc. (“EHI” or the “Company”) (NYSE:EIG) today reported third quarter net income of $30.6 million or $0.68 per share compared with $33.1 million or $0.67 per share in the third quarter of 2008, a decrease of $2.5 million in net income and an increase of $0.01 per share. Net income includes amortization of the deferred reinsurance gain related to the Loss Portfolio Transfer (“LPT”) Agreement. Consolidated net income before the impact of the LPT deferred reinsurance gain (the Company’s non-GAAP measure described below) was $25.9 million or $0.57 per share in the third quarter of 2009 and $28.5 million or $0.58 per share in the third quarter of 2008.

Net income for the nine months ended September 30, 2009 was $71.8 million or $1.54 per share compared with $85.9 million or $1.74 per share for the nine months ended September 30, 2008.  For the first nine months of 2009, net income before the impact of the LPT deferred reinsurance gain was $58.4 million or $1.25 per share compared to $72.0 million or $1.46 per share for the same period in 2008.

The third quarter 2009 combined ratio was 88.9% (93.7% before the impact of the LPT deferred reinsurance gain), compared with 78.8% (85.0% before the impact of the LPT deferred reinsurance gain), an increase of 10.1 percentage points. Acquired operations contributed 16.6 percentage points of the increase. Lower favorable reserve development also contributed to the overall 10.1 percentage point increase. These factors were partially offset by the $14.1 million increase in the LPT contingent profit commission that reduced commission expense. For the first nine months of 2009, the combined ratio was 95.6% (99.8% before the impact of the LPT deferred reinsurance gain), an increase of 16.0 percentage points from 79.6% (85.9% before the impact of the LPT deferred reinsurance gain) for the same period in 2008, with acquired operations contributing 13.4 percentage points of the increase. The decrease in favorable prior accident year loss development period over period along with lower premiums earned due to prior rate reductions, competitive pressures, and overall economic conditions contributed to the higher combined ratio, and these factors were partially offset by the increase in the LPT contingent profit commission.

President and Chief Executive Officer Douglas D. Dirks commented: “Although we continue to see impacts of the economic contraction, we are pleased with our results in the third quarter. We grew shareholder equity including the deferred reinsurance gain 5.6% since June 30, 2009 after returning $25.0 million to our shareholders through common share dividends and repurchases during the quarter. We grew book value per share 9.3% in the quarter and 19% since December 31, 2008. Our invested assets of $2.1 billion yielded 5.6% on a tax equivalent basis at September 30, 2009 with a net unrealized gain of $101.0 million for the nine months ended September 30, 2009.

“Given our strong capital position, our Board of Directors has approved a new $50 million share repurchase program, to be effective January 1, 2010 through December 31, 2010. We anticipate that any purchases under this 2010 Stock Repurchase Program will be conducted in a disciplined and opportunistic manner.”

Discussing the Company’s outlook, Dirks concluded: “While recent economic data may signal the end of the U.S. recession, the pace of recovery remains uncertain and we believe that employment will continue to be negatively impacted in the near-term. The Obama administration has recently announced new efforts to improve access to credit for small businesses which may be an important step in supporting economic recovery and job creation. No matter what the pace of recovery, our strong capital position and earnings power will enable us to continue to invest in our business while maintaining a strong rating of A- from A.M. Best.”

Net premiums earned increased $25.1 million or 34.3% to $98.2 million from $73.1 million in the third quarter of 2008. Third quarter net premiums earned were $39.8 million from acquired operations. Excluding acquired operations, net premiums earned declined $14.7 million or 20.2% in the third quarter as compared to the same period in 2008, with declines in direct written premium of $14.1 million or 24.8% in California and $4.1 million or 46.0% in Nevada.

Policy count increased 24.2% to 44,848 at September 30, 2009 from 36,102 at September 30, 2008. Since December 31, 2008, policy count declined 1.6% (a total of 751 policies) with unit decreases of 921 in Nevada and 363 in Florida, partially offset by unit growth in our Midwest and Southeastern states – particularly Illinois and Georgia.

Third quarter 2009 net investment income of $22.3 million increased $3.9 million or 20.9% from $18.5 million in 2008. Net investment income for the nine months ended September 30, 2009 increased 22.9% to $68.7 million from $55.9 million for the same period in 2008 with the third quarter and year-to-date increases due largely to increased invested assets. The pre-tax and tax equivalent yields on invested assets were 4.6% and 5.6%, respectively, year-to-date at September 30, 2009. Realized gains on investments for the third quarter of 2009 totaled $3.6 million compared with realized losses of $1.5 million for the third quarter of 2008.  For the nine months ended September 30, 2009, realized gains on investments were $1.1 million compared with realized losses of $3.2 million for the nine months ended September 30, 2008. Realized gains in the first nine months were partially offset by other-than-temporary impairments of $1.9 million in the first two quarters of this year.

Third quarter losses and LAE increased to $53.4 million in 2009 compared with $25.6 million in 2008. Excluding acquired operations, losses and LAE decreased 1.9%. Before the impact of the LPT deferred reinsurance gain, loss and LAE expense was $58.1 million in the third quarter of 2009 and $30.1 million in the third quarter of 2008. Current accident year loss estimates were 69.7% and 75.4% in the third quarters of 2009 and 2008, respectively. Favorable prior accident year loss development was $10.4 million in the third quarter of 2009 compared with $25.0 million in the third quarter of 2008.

Year-to-date losses and LAE at September 30, 2009 increased to $166.7 million from $80.3 million at September 30, 2008. Excluding acquired operations, losses and LAE decreased 7.3%. Before the impact of the LPT deferred reinsurance gain, losses and LAE were $180.0 million and $94.2 million for the nine months ended September 30, 2009 and 2008, respectively. Current accident year loss estimates were 69.9% in 2009 and 66.2% in 2008. Favorable prior accident year loss development was $39.6 million in the first nine months of 2009 compared with $53.3 million for the same period in 2008.

In the third quarter of 2009, we recorded a negative commission expense of $1.3 million largely due to the LPT contingent profit commission compared with an expense of $10.1 million in the third quarter of 2008. Under the LPT Agreement, a “contingent profit commission” is calculated every five years beginning June 30, 2004 through June 30, 2024 based on the difference between actual paid losses and loss expenses and projections of expected ultimate losses and loss expenses related to the LPT, with reinsurers paying the Company’s Nevada insurance subsidiary 30% of any favorable difference. Through June 30, 2024, any previously received contingent profit commission may be required to be repaid to reinsurers with interest in the event of unfavorable differences between actual and contractually estimated paid losses and loss expenses. The ultimate contingent profit commission is estimated each quarter through June 30, 2024 and included in commission expense. Increases or decreases in the estimated contingent profit commission are reflected in commission expense in the period that the estimate is revised. Estimated total losses and loss adjustment expenses covered under the LPT and to be paid through June 30, 2024 were reduced in the third quarter by approximately $40 million from the previous estimate. These calculations resulted in a $14.1 million increase in the LPT contingent profit commission and $5.7 million in cash paid by reinsurers in the third quarter of this year with the remainder paid in the fourth quarter. Excluding acquired commission expense and the contingent profit commission, commission expense decreased $1.4 million in the third quarter of 2009. Commission expense for the first nine months of 2009 decreased to $25.6 million from $30.5 million for the same period in 2008. Excluding acquired commission expense and the LPT contingent profit commission, commission expense in the first nine months of 2009 decreased $3.8 million.

Dividends to policyholders were $1.5 million in the quarter and $5.4 million in the first nine months of 2009 largely from policies related to acquired operations.

Third quarter underwriting and other operating expenses were $33.7 million in 2009 compared with $21.9 million in 2008. Excluding acquired operating expenses of $11.2 million and one-time integration and restructuring charges of $0.6 million in the quarter, underwriting and other operating expenses remained flat notwithstanding a $1.6 million decrease in the allowance for bad debt in 2008. For the first nine months of 2009, underwriting and other operating expenses were $102.6 million compared with $66.5 million in the same period in 2008. Excluding acquired operating expenses of $35.2 million and non-recurring integration and restructuring charges of $4.9 million, expenses declined $4.0 million in the first nine months of 2009 compared to the same period in 2008.

Interest expense on the Company’s Credit Facility with Wells Fargo and acquired surplus notes was $1.8 million in the third quarter and $5.6 million in the first nine months of this year.

Third quarter income tax expense increased to $4.6 million in 2009 compared to an income tax benefit of $289,000 in 2008 primarily due to the final reversal of the liability for previously unrecognized tax benefits including interest in the third quarter of 2008. Income taxes in the first nine months of 2009 were $6.7 million based on lower pre-tax income and the impacts of non-taxable investment income. The effective tax rate for the third quarter was 13.1% and 8.5% for the nine months ended September 30, 2009.

Total invested assets were $2.1 billion at the end of the third quarter 2009. We are including a list of portfolio securities by CUSIP in the Calendar of Events, Third Quarter “Investors” section of our web site at www.employers.com.

As of September 30, 2009, total stockholders’ equity increased to $524.6 million from $444.7 million at December 31, 2008. Equity, including the deferred reinsurance gain related to the LPT, increased 7.8% to $917.8 million from $851.3 million at December 31, 2008.

Through the 2008 Stock Repurchase Program, 1,547,106 shares of common stock were repurchased in the third quarter of 2009 at an average price of $14.42 per share. In the first nine months of 2009, the Company repurchased an aggregate of 4,616,401 shares of common stock at an average cost of $11.79 per share. As of September 30, 2009, the Company has repurchased a total of 9,314,468 shares of common stock at an average price of $15.41 per share.

Book value per share increased 9.3% to $20.74 at September 30, 2009 from $18.97 at June 30, 2009. Book value per share increased 19.0% from $17.43 at December 31, 2008.

The Board of Directors declared a fourth quarter dividend of six cents per share. The dividend is payable on December 2, 2009, to stockholders of record as of November 18, 2009.

On November 4, 2009, the Board of Directors also authorized a share repurchase program for up to $50 million of the Company’s common stock. The Company expects that shares may be purchased at prevailing market prices from January 1, 2010 through December 31, 2010 through a variety of methods, including open market or private transactions, in accordance with applicable laws and regulations. The timing and actual number of shares repurchased will depend on a variety of factors, including the share price, corporate and regulatory requirements and other market and economic conditions. Repurchases under the 2010 Stock Repurchase Program may be commenced or suspended from time to time without prior notice, and the program may be suspended or discontinued at any time.

Conference Call and Web Cast, Form 10-Q

The Company will host a conference call Thursday, November 5, 2009, at 10:30 a.m. Pacific Time. The conference call will be available via a live web cast on the Company’s Web site at www.employers.com. An archived version will be available following the call.

The conference call replay number is (888) 286-8010 with a passcode of 81986697. International callers may dial (617) 801-6888.

EHI will file its Form 10-Q for the period ended September 30, 2009, with the Securities and Exchange Commission (“SEC”) on Thursday, November 5, 2009. The Form 10-Q will be available without charge through the EDGAR system at the SEC's website and will also be posted on the Company's website, www.employers.com, through the “Investors” link.

Discussion of Non-GAAP Financial Measures

This earnings release includes non-GAAP financial measures used to analyze the Company’s operating performance for the periods presented.

These non-GAAP financial measures exclude impacts related to the LPT Agreement deferred reinsurance gain. The 1999 LPT Agreement was a non-recurring transaction that does not result in ongoing cash benefits and, consequently, the Company believes these non-GAAP measures are useful in providing stockholders and management a meaningful understanding of the Company’s operating performance. In addition, these measures, as defined, are helpful to management in identifying trends in the Company’s performance because the items excluded have limited significance in current and ongoing operations.

The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. The non-GAAP measures are not a substitute for GAAP measures and investors should be careful when comparing the Company’s non-GAAP financial measures to similarly titled measures used by other companies.

Net Income before impact of the deferred reinsurance gain – LPT Agreement.   Net income less (i) amortization of deferred reinsurance gain—LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.

Deferred reinsurance gain—LPT Agreement.   This reflects the unamortized gain from the LPT Agreement. Under GAAP, this gain is deferred and amortized using the recovery method, whereby the amortization is determined by the proportion of actual reinsurance recoveries to total estimated recoveries, and the amortization is reflected in losses and LAE.

Gross Premiums Written.  Gross premiums written is the sum of both direct premiums written and assumed premiums written before the effect of ceded reinsurance. Direct premiums written represents the premiums on all policies the Company’s insurance subsidiaries have issued during the year. Assumed premiums written represents the premiums that the insurance subsidiaries have received from an authorized state-mandated pool.

Net Premiums Written.  Net premiums written is the sum of direct premiums written and assumed premiums written less ceded premiums written. Ceded premiums written is the portion of direct premiums written that are ceded to reinsurers under reinsurance contracts. The Company uses net premiums written, primarily in relation to gross premiums written, to measure the amount of business retained after cession to reinsurers.

Losses and LAE before impact of the deferred reinsurance gain – LPT Agreement.   Losses and LAE less (i) amortization of deferred reinsurance gain—LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.

Losses and LAE Ratio.  The losses and LAE ratio is a measure of underwriting profitability. Expressed as a percentage, it is the ratio of losses and LAE to net premiums earned.

Commission Expense Ratio. Commission expense ratio is the ratio (expressed as a percentage) of commission expense to net premiums earned.

Underwriting and Other Operating Expense Ratio. The underwriting and other operating expense ratio is the ratio (expressed as a percentage) of underwriting and other operating expense to net premiums earned.

Combined Ratio. The combined ratio represents a summary percentage of claims and expenses to net premiums earned. The combined ratio is the sum of the losses and LAE ratio, the commission expense ratio, the policyholder dividends ratio and the underwriting and other operating expense ratio.

Combined Ratio before impacts of the deferred reinsurance gain – LPT Agreement.  Combined ratio before impacts of LPT is the GAAP combined ratio before (i) amortization of deferred reinsurance gain—LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.

Equity including deferred reinsurance gain—LPT Agreement.   Equity including deferred reinsurance gain—LPT is total equity plus the deferred reinsurance gain—LPT Agreement.

Book value per share.   Equity including deferred reinsurance gain—LPT Agreement divided by number of shares outstanding.

Forward-Looking Statements

In this press release, the Company and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections regarding the Company’s future operations and performance.  Certain of these statements may constitute "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and are often identified by words such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "target," "project," "intend," "believe," "estimate," "predict," "potential," "pro forma," "seek," "likely," or "continue," or other comparable terminology and their negatives.

EHI and its management caution investors that such forward-looking statements are not guarantees of future performance. Risks and uncertainties are inherent in EHI’s future performance. Factors that could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements include, among other things, those discussed or identified from time to time in our public filings with the SEC, including the risks detailed in the Company's Quarterly Reports on Form 10-Q and the Company’s Annual Reports on Form 10-K.

All forward-looking statements made in this news release reflect EHI’s current views with respect to future events, business transactions and business performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. The business of EHI could be affected by, among other things, competition, pricing and policy term trends, the levels of new and renewal business achieved, market acceptance, changes in demand, the frequency and severity of catastrophic events, actual loss experience, uncertainties in the loss reserving and claims settlement process, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments, the amount and timing of reinsurance recoverables, credit developments among reinsurers, changes in the cost or availability of reinsurance, market developments (including adverse developments in financial markets as a result of, among other things, changes in local, regional or national economic conditions and volatility and further deterioration of financial markets), credit and other risks associated with EHI’s investment activities, significant changes in investment yield rates, rating agency action, possible terrorism or the outbreak and effects of war and economic, political, regulatory, insurance and reinsurance business conditions, relations with and performance of employees and agents, the integration of acquired operations (including the failure to realize anticipated benefits of such acquisitions and potential disruption from the acquisitions making it more difficult to maintain relationships with customers, employees, agents or producers), as well as management’s response to these factors, and other factors identified in EHI’s filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.

The SEC filings for EHI can be accessed through the “Investors” link on the Company’s website, www.employers.com, or through the SEC's EDGAR Database at www.sec.gov (EHI EDGAR CIK No. 0001379041). EHI assumes no obligation to update this release or the information contained herein, which speaks as of the date issued.

CONTACT:
Media: Ty Vukelich, (775) 327-2677, tvukelich@employers.com.
Analysts: Vicki Erickson, (775) 327-2794, verickson@employers.com.

Copyright © 2009 EMPLOYERS. All rights reserved. EMPLOYERS® and America’s small business insurance specialist.® are registered trademarks of Employers Insurance Company of Nevada. Employers Holdings, Inc. is a holding company with subsidiaries that are specialty providers of workers’ compensation insurance and services focused on select, small businesses engaged in low to medium hazard industries. The company, through its subsidiaries, operates in 30 states. Insurance subsidiaries include Employers Insurance Company of Nevada, Employers Compensation Insurance Company, Employers Preferred Insurance Company, and Employers Assurance Company, all rated A- (Excellent) by A.M. Best Company.  Additional information can be found at: http://www.employers.com.

Employers Holdings, Inc.
Consolidated Statements of Income
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(unaudited)
Revenues
Gross premiums written	$84,842	$75,857	$306,270	$232,431
Net premiums written	$82,790	$73,076	$298,159	$224,317
Net premiums earned	$98,240	$73,131	$314,221	$222,842
Net investment income	22,334	18,474	68,704	55,915
Realized gains (losses) on investments, net	3,564	(1,504)	1,060	(3,211)
Other income	183	295	388	1,155
Total revenues	124,321	90,396	384,373	276,701

Expenses
Losses and loss adjustment expenses	53,395	25,588	166,657	80,344
Commission (benefit) expense	(1,276)	10,121	25,611	30,465
Dividends to policyholders	1,539	(8)	5,418	78
Underwriting and other operating expense	33,688	21,915	102,624	66,536
Interest expense	1,824	—	5,608	—
Total expenses	89,170	57,616	305,918	177,423

Net income before income taxes	35,151	32,780	78,455	99,278
Income taxes	4,594	(289)	6,698	13,349
Net income	$30,557	$33,069	$71,757	$85,929

Reconciliation of net income to net income before impact of deferred reinsurance gain - LPT Agreement
Net income	$30,557	$33,069	$71,757	$85,929
Less: Impact of LPT Agreement
Amortization of deferred reinsurance gain – LPT Agreement	4,668	4,549	13,377	13,908
Net income before impact of deferred reinsurance gain – LPT Agreement	$25,889	$28,520	$58,380	$72,021

Employers Holdings, Inc
Consolidated Statements of Income
 (in thousands, except share and per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
	(unaudited)

Net Income	$30,577	$33,069	$71,757	$85,929

Earnings per common share
Basic	$0.68	$0.67	$1.54	$1.74
Diluted	$0.67	$0.67	$1.53	$1.74

Weighted average shares outstanding
Basic	45,113,973	49,005,235	46,706,063	49,339,966
Diluted	45,292,283	49,074,914	46,811,751	49,389,594

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
	(unaudited)
Earnings per common share
Basic	$0.68	$0.67	$1.54	$1.74
Diluted	$0.67	$0.67	$1.53	$1.74

Earnings per common share attributable to the deferred reinsurance gain – LPT Agreement
Basic	$0.11	$0.09	$0.29	$0.28
Diluted	$0.10	$0.09	$0.28	$0.28

Earnings per common share before the deferred reinsurance gain – LPT Agreement
Basic	$0.57	$0.58	$1.25	$1.46
Diluted	$0.57	$0.58	$1.25	$1.46

Employers Holdings, Inc.
Consolidated Balance Sheets
(in thousands, except share data)

	September 30,	December 31,
	2009	2008
Assets	(unaudited)
Available for Sale:
Fixed maturity investments at fair value (amortized cost $1,915,852 at September 30, 2009 and $1,870,227 at December 31, 2008)	$2,046,116	$1,909,391
Equity securities at fair value (cost of $40,252 at September 30, 2009 and $43,014 at December 31, 2008)	65,746	58,526
Short-term investments at fair value (amortized cost $2,998 at September 30, 2009 and $74,952 at December 31, 2008)	3,000	75,024
Total investments	2,114,862	2,042,941

Cash and cash equivalents	212,621	202,893
Accrued investment income	22,874	24,201
Premiums receivable, less bad debt allowance of $9,812 at September 30, 2009 and $7,911 at December 31, 2008	129,842	150,502
Reinsurance recoverable for:
Paid losses	12,841	12,723
Unpaid losses, less allowance of $1,335 at each period	1,045,804	1,075,015
Funds held by or deposited with reinsureds	84,064	88,163
Deferred policy acquisition costs	36,764	41,521
Federal income taxes recoverable	6,312	11,042
Deferred income taxes, net	36,366	80,968
Property and equipment, net	12,509	14,098
Intangible assets, net	16,093	18,218
Goodwill	36,192	36,192
Other assets	22,369	26,621
Total assets	$3,789,513	$3,825,098

Liabilities and stockholders’ equity
Claims and policy liabilities:
Unpaid losses and loss adjustment expenses	$2,443,644	$2,506,478
Unearned premiums	174,471	196,695
Policyholders’ dividends accrued	8,428	8,737
Total claims and policy liabilities	2,626,543	2,711,910

Commissions and premium taxes payable	20,377	21,847
Accounts payable and accrued expenses	17,919	24,192
Deferred reinsurance gain–LPT Agreement	393,204	406,581
Notes payable	182,000	182,000
Other liabilities	24,864	33,840
Total liabilities	$3,264,907	$3,380,370

Employers Holdings, Inc.
Consolidated Balance Sheets
(in thousands, except share data)
(continued)

	September 30,	December 31,
	2009	2008
	(unaudited)
Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value; 150,000,000 shares authorized; 53,563,299 and 53,528,207 shares issued and 44,248,831 and 48,830,140 shares outstanding at September 30, 2009 and December 31, 2008 respectively	536	535
Preferred stock, $0.01 par value; 25,000,000 shares authorized; none ssued	—	—
Additional paid-in capital	310,011	306,032
Retained earnings	257,852	194,509
Accumulated other comprehensive income, net	99,774	32,804
Treasury stock, at cost (9,314,468 shares at September 30, 2009 and 4,698,067 shares at December 31, 2008)	(143,567)	(89,152)
Total stockholders’ equity	524,606	444,728
Total liabilities and stockholders’ equity	$3,789,513	$3,825,098

	September 30,	June 30,	December 31,
Book Value per Share	2009	2009	2008
	(unaudited)	(unaudited)
Equity including deferred reinsurance gain – LPT
Total stockholders’ equity	$524,606	$471,066	$444,728
Deferred reinsurance gain – LPT Agreement	393,204	397,872	406,581
Total equity including deferred reinsurance gain – LPT Agreement (A)	$917,810	$868,938	$851,309

Shares outstanding (B)	44,248,831	45,795,937	48,830,140

Book value per share (A * 1000) / B	$20.74	$18.97	$17.43

Employers Holdings, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Nine months ended September 30,
	2009	2008
	(unaudited)
Operating activities
Net income	$71,757	$85,929
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,834	5,334
Stock-based compensation	4,097	2,459
Amortization of premium on investments, net	3,668	4,814
Allowance for doubtful accounts – premiums receivable	1,901	(717)
Deferred income tax expense	9,092	6,284
Realized (gains) losses on investments, net	(1,060)	3,211
Realized losses on retirement of assets	64	16
Change in operating assets and liabilities:
Accrued investment income	1,327	492
Premiums receivable	18,759	14,894
Reinsurance recoverable on paid and unpaid losses	29,093	25,914
Funds held by or deposited with reinsureds	4,099	5,817
Federal income taxes payable	4,730	(11,744)
Unpaid losses and loss adjustment expenses	(62,834)	(57,310)
Unearned premiums	(22,224)	(7,177)
Accounts payable, accrued expenses and other liabilities	(14,503)	(2,040)
Deferred reinsurance gain–LPT Agreement	(13,377)	(13,908)
Other	3,944	(7,073)
Net cash provided by operating activities	46,367	55,195

Investing activities
Purchase of fixed maturities	(165,906)	(208,730)
Purchase of equity securities	(11,934)	(558)
Proceeds from sale of fixed maturities	56,557	149,487
Proceeds from sale of equity securities	19,475	4,010
Proceeds from maturities and redemptions of investments	131,413	41,462
Cash paid for acquisition, net of cash and cash equivalents acquired	(100)	(1,260)
Capital expenditures and other, net	(4,020)	(4,116)
Net cash provided by (used in) investing activities	25,485	(19,705)

Financing activities
Acquisition of treasury stock	(53,593)	(14,152)
Cash transactions related to stock compensation	(123)	5
Dividends paid to stockholders	(8,408)	(8,878)
Debt issuance costs	—	(375)
Proceeds from notes payable	—	150,000
Net cash (used in) provided by financing activities	(62,124)	126,600

Net increase in cash and cash equivalents	9,728	162,090
Cash and cash equivalents at the beginning of the period	202,893	149,703
Cash and cash equivalents at the end of the period	$212,621	$311,793

Employers Holdings, Inc.
Calculation of Combined Ratio before the Impact of the Deferred Reinsurance Gain – LPT Agreement

(in thousands, except for percentages)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(unaudited)

Net premiums earned	$98,240	$73,131	$314,221	$222,842

Losses and loss adjustment expenses	$53,395	$25,588	$166,657	$80,344
Loss & LAE ratio	54.3%	35.0%	53.0%	36.0%

Amortization of deferred reinsurance gain – LPT	$4,668	$4,549	$13,377	$13,908
Impacts of LPT	4.8%	6.2%	4.3%	6.2%
Loss & LAE before impact of the deferred reinsurance gain – LPT Agreement	$58,063	$30,137	$180,034	$94,252
Loss & LAE ratio before impact of the deferred reinsurance gain – LPT Agreement	59.1%	41.2%	57.3%	42.2%

Commission (benefit) expense	$(1,276)	$10,121	$25,611	$30,465
Commission expense ratio	-1.3%	13.8%	8.2%	13.7%
Dividends to policyholders	$1,539	$(8)	$5,418	$78
Policyholder dividend ratio	1.6%	0.0%	1.7%	0.0%

Underwriting & other operating expense	$33,688	$21,915	$102,624	$66,536
Underwriting & other operating expense ratio	34.3%	30.0%	32.7%	29.9%

Total expense	$87,346	$57,616	$300,310	$177,423
Combined ratio	88.9%	78.8%	95.6%	79.6%

Total expense before impact of the deferred reinsurance gain – LPT Agreement	$92,014	$62,165	$313,687	$191,331
Combined ratio before the impact of the deferred reinsurance gain – LPT Agreement	93.7%	85.0%	99.8%	85.9%

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